SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005

TRANS WORLD ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-14818	14-1541629
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	identification No.)

38 Corporate Circle, Albany, New York		12203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (518) 452-1242

None

(Former name or former address, if changed since last report.)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 20, 2005, the Compensation Committee of the Board of Directors of Trans World Entertainment Corporation (the “Company”) approved the acceleration of vesting of “underwater” unvested annual stock options held by employees, including executive officers. A stock option was considered “underwater” if the option exercise price was greater than $10.00 per share. The Compensation Committee, which consists entirely of independent directors unanimously approved the acceleration of vesting of underwater stock options. These actions were taken in accordance with the applicable provisions of the Company’s stock option plans.

The table below summarizes the outstanding options subject to accelerated vesting.

Summary of Options Subject to Acceleration

	Aggregate number of shares issuable upon accelerated stock options	Weighted average exercise price per share
Executive officers	1,355,000	$12.16
All other employees	918,057	$12.21
Total(1)	2,273,057	$12.18

(1)                                  The accelerated options represent 24% of the Company currently outstanding stock options.

The decision to accelerate vesting of these stock options was made primarily to avoid recognizing compensation cost in the Consolidated Statement of Operations in future financial statements upon the adoption of Statement of Financial Accounting Standards No.123 (revised 2004), Share-Based Payment (“SFAS 123R”), which, when effective, will require all share-based payments to employees, including grants of employee stock options, to be recognized on the Company’s financial statements based on their fair values.  SFAS 123R will become effective for the Company beginning January 29, 2005. Additionally, the Company believes underwater stock options may not be offering the affected employees sufficient incentive when compared to the potential future compensation expense that would have been attributable to these stock options.

The acceleration of the vesting of these underwater stock options will reduce the amounts recognized by the Company as share-based compensation expense, net of income taxes, by approximately $2.4 million in 2006, $1.9 million in 2007, $1.2 million in 2008, and $0.4 million in 2009.

The Company’s press release dated December 20, 2005 is furnished with this report as Exhibit 99.1, and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c)EXHIBITS. The following is furnished as an Exhibit to this Report:

Exhibit No.	Description

99.1	Trans World Entertainment Company Press Release dated December 20, 2005.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANS WORLD ENTERTAINMENT CORPORATION

Date: December 20, 2005	/s/ John J. Sullivan
John J. Sullivan
Executive Vice President-Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Trans World Entertainment Company Press Release dated December 20, 2005.